Exhibit 5.1
November 7, 2006
Introgen Therapeutics, Inc.
301 Congress Avenue, Suite 1850
Austin, Texas 78701

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Introgen Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of 1,326,086 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to the registration statement on Form S-3 (File No. 333-107799) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 8, 2003 (the “Registration Statement”).
The offering and sale of the Common Stock is being made pursuant to a Placement Agent Agreement dated November 7, 2006, by and between the Company and Mulier Capital Limited (the “Placement Agent Agreement”) and the Subscription Agreements (as defined below).
We have examined copies of the Placement Agent Agreement, the Subscription Agreement executed by the Company and the purchasers of the Common Stock (the “Subscription Agreement”), the Registration Statement, the prospectus included in the Registration Statement as of its effective date, the “free writing prospectus” (as defined in Rule 405 of the Securities Act of 1933, as amended) and the prospectus supplement filed by the Company with the Commission on November 7, 2006. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.
In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
Based on and subject to the foregoing, we are of the opinion that:
The shares of Common Stock have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Subscription Agreement, will be validly issued, fully paid and nonassessable.

Introgen Therapeutics, Inc.
November 7, 2006

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about November 7, 2006, for incorporation by reference into the Registration Statement.
Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, Professional
Corporation